EXHIBIT 99.1

            Kimco Realty Reports Strong Operating Results

    NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--July 27, 2004--Highlights:

    --  Net Income Per Share Increases 32.6 Percent to $0.61

    --  FFO Per Share Increases to $0.87, Up 10.1 Percent on a
        Comparable Basis

    --  Company Increases 2004 FFO Guidance and Establishes 2005 FFO
        Guidance

    -- Strengthens Balance Sheet Retiring $400 million Interim Credit Facility from MART Acquisition

    Kimco Realty Corporation (NYSE: KIM) today announced net income for the second quarter ended June 30, 2004 of $71.4 million compared to $61.3 million a year earlier, an increase of 16.4 percent. On a diluted per share basis, net income increased 32.6 percent to $0.61 from $0.46 reported in the second quarter of 2003. Net income per diluted common share in the year earlier period includes a $7.8 million non-cash charge, or $0.07 per share related to the redemption of preferred stock.
    Kimco's second quarter funds from operations ("FFO"), a widely accepted supplemental measure of REIT performance, rose 28.3 percent to $98.9 million from $77.1 million for the same period last year. On a diluted per common share basis, second quarter FFO increased 20.8 percent to $0.87 from $0.72 a year ago. Funds from operations excludes gains on dispositions of operating properties net of minority interests of approximately $4.4 million, or $0.04 per share in 2004 and losses of $0.9 million, or approximately $0.01 per share, for 2003.
    Previously reported FFO for second quarter 2003 was decreased $7.8 million, or $0.07 per diluted common share to include a non-cash adjustment associated with the original issuance costs of preferred stock redeemed by the Company in 2003. The Company's growth in FFO per share on the previously reported second quarter 2003 per share amount of $0.79 would have been 10.1 percent, on a comparable basis.
    For the six months ended June 30, 2004, net income increased 7.9 percent to $142.8 million from $132.3 million for the same period last year. Net income per diluted common share increased 11.0 percent to $1.21 from $1.09 a year ago. Funds from operations rose 20.4 percent to $200.1 million for the six-month period from $166.2 million in the year earlier period. On a diluted per common share basis, FFO increased 12.8 percent to $1.76 from $1.56 reported a year ago. Funds from operations for the six months ended June 30, 2004 excludes gains on dispositions of operating properties net of minority interests and joint venture properties of $6.9 million or approximately $0.06 per diluted common share and $2.4 million or approximately $0.02 per diluted common share for the same period last year.
    Previously reported FFO for the year earlier period was also reduced $0.07 per diluted common share for the original issuance costs associated with the redeemed preferred shares as noted above and increased by $6.3 million of gains on the early extinguishment of debt, or approximately $0.06 per diluted common share. The Company's growth in FFO per share on the previously reported six-month period ended June 30, 2003 per share amount of $1.57 would have been 12.1 percent, on a comparable basis.
    FFO is a supplemental non-GAAP financial measure used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO is included in this release.
    Kimco's consolidated property portfolio continued to perform well during the quarter. Revenues from rental property increased 14.3 percent to $131.0 million from $114.6 million and net operating income increased 15.5 percent to $97.4 million from $84.4 million a year earlier. Acquisition activities during 2003 and the first half of 2004 and occupancy increases in the portfolio were the primary drivers of these increased operating results.
    During the quarter, Kimco's parent portfolio occupancy increased to 92.4 percent from 91.9 percent at March 31, 2004 and 89.1 percent a year earlier. The increase in occupancy was the result of new leasing, acquisition activity and property sales. For the quarter, Kimco signed 128 new leases in this portfolio totaling 793,000 square feet. Year to date the Company has signed 276 new leases totaling more than 2.0 million square feet of gross leasable area.

    Investment Activity

    Kimco recently acquired interests in six shopping center properties, including a Canadian shopping center, purchased a partner's interest in one shopping center and entered into four international joint development agreements, three in Mexico and one in Canada. The shopping center acquisitions and new development activity is as follows:

    Domestic Acquisitions

    --  Rivergate Station Shopping Center located in Madison,
        Tennessee, was purchased for approximately $20.6 million. This 217,000 square foot shopping center is 92.0 percent leased to 24 tenants including Circuit City and TJ Maxx.

    -- Manchester Shopping Center located in Manchester, Vermont, was acquired for approximately $9.0 million. This supermarket-anchored center is 96 percent leased to 14 tenants.

    -- The Center at Copperfield located in Houston, Texas, was acquired for $22.4 million. Tenants at this 144,000 square foot shopping center include Best Buy, Barnes & Noble, PETsMART and Linens 'n Things. The property is currently 100 percent leased.

    -- Valley View located in Roanoke, Virginia, was acquired for approximately $11.2 million. Dick's Sporting Goods and Circuit City anchor this 100 percent leased shopping center.

    -- Kimco acquired the Mission Bell shopping center in Tampa, Florida, for approximately $16.8 million. This 168,000 square foot shopping center is a redevelopment project currently anchored by Kmart.

    -- The Company acquired its partner's 50.0 percent interest in Costco Plaza located in Tempe, Arizona, for $12.5 million and now owns a 100 percent interest in the property.

    International Acquisitions

    -- Clarkson Crossing located in Mississauga, Ontario, was acquired for approximately $32.3 million. Canadian Tire anchors this 196,000 square foot shopping center, which is 100 percent leased. Kimco's interest was acquired in its 50/50 joint venture with RioCan REIT. Kimco's joint venture with RioCan now consists of 33 shopping centers totaling 7.6 million square feet of gross leasable area.

    -- Kimco closed on the third phase of Sudbury Shopping Centre, a joint venture development between Kimco, RioCan and Trinity Development Group. In addition, the venture has two other development projects in process; Dufferin & Steeles in Toronto is anchored by Loblaws and Winners with Home Depot as a shadow anchor. The third development is a 105,000 square foot grocery anchored shopping center located in Brampton, Ontario.

    -- Kimco entered into an agreement with FRISA Corporation, one of Mexico's largest commercial real estate developers, to fund up to MXN$50.0 million (approximately USD $5.0 million) for the joint development of a Wal-Mart anchored center in Cancun, Mexico.

    -- Kimco entered into a joint venture with G. Accion to develop a Wal-Mart anchored shopping center in Huehuetoca, Mexico.

    -- The Company is finalizing a joint venture agreement to develop a 125,000 square foot HEB anchored shopping center in San
        Luis, Mexico.

    In addition, Kimco continued to expand its preferred equity program investing $29.7 million in seven transactions. Kimco's preferred equity portfolio has grown to include 40 properties with an aggregate commitment of approximately $120 million.
    Kimco completed the transfer of 26 former Mid Atlantic Realty Trust (MART) properties to its co-investment programs. Upon completing the property transfers during the quarter, Kimco retired the $400 million interim credit facility it used to acquire the MART portfolio in October 2003. The Company's transfer activity was as follows:

    -- The Company transferred 15 former MART properties to the Kimco / GE investment program during the quarter and one subsequent to quarter-end. The properties transferred represent approximately $178.8 million of real estate assets.

    -- Eight former MART properties and four additional properties were transferred to a new joint venture with institutional investors called the Kimco Income Fund I. Kimco owns a 15 percent interest in this fund, which has a gross asset value of approximately $269.0 million.

    -- Kimco transferred two former MART properties to a joint venture with LaSalle Investment Management, three additional MART properties are expected to be transferred to this venture during the third quarter.

    -- One additional property acquired by Kimco earlier this year, Towson Marketplace in Towson, Maryland, was transferred to a separate joint venture with an institutional partner.

    Kimco currently has approximately $4.0 billion of assets under management in the Company's co-investment programs. As a result of Kimco's efforts to build its management business, management and other fee income for the quarter increased 93.1 percent to $7.1 million from $3.7 million, a year ago.
    Kimco's merchant building business, Kimco Developers Inc. (KDI), completed the sale of two shopping centers and sold portions of ten additional projects generating proceeds of $47.4 million. These property sales resulted in gains on sales of approximately $1.9 million, net of tax. In addition, KDI invested approximately $43.3 million in its pipeline of 24 existing shopping center developments.
    Kimco continued to make strategic property sales, disposing of six properties from the parent portfolio generating proceeds of $26.5 million, and the Kimco Income REIT (KIR) sold one property for proceeds of $19.5 million. Separately, Kimco sold four shopping centers from its Kimsouth portfolio for proceeds of approximately $32.5 million and an additional property after quarter end was sold for $14.3 million. This portfolio, which was acquired in November 2002, originally consisted of 37 shopping centers and currently has 14 properties remaining.

    Earnings Guidance

    As a result of the Company's continued strong operating results, Kimco's management is comfortable that the Company will meet the current First Call mean estimate of $3.53 for FFO in 2004. This estimate is $0.01 above the high end of the range of guidance management provided last quarter. Management also provided an initial range of guidance for 2005 FFO of between $3.75 and $3.82 for the year ending December 31, 2005. The current First Call mean estimate for Kimco's 2005 FFO is $3.74.

    Kimco, a publicly-traded real estate investment trust, has specialized in shopping center acquisitions, development and management for over 45 years. Kimco owns and operates one of the nation's largest portfolios of neighborhood and community shopping centers with interests in 699 properties comprising approximately
102.0 million square feet of leasable space located throughout 42 states, Canada and Mexico. For further information refer to the Company's web site at www.kimcorealty.com.

    Safe Harbor Statement: The statements in this release state the Company's and management's hopes, intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general economic conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business, (iii) local real estate conditions, (iv) increases in interest rates, (v) increases in operating costs and real estate taxes. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the year ended December 31, 2003. Copies of each filing may be obtained from the Company or the SEC.


                       Kimco Realty Corporation
              Condensed Consolidated Statements of Income
                 (In thousands, except per share data)

                             Three Months Ended     Six Months Ended
                                  June 30,              June 30,
                              2004       2003       2004       2003
                           ---------- ---------- ---------- ----------
Real Estate Operations:
-----------------------
  Revenues from rental
   property                $ 131,026  $ 114,645  $ 270,378  $ 233,871
                           ---------- ---------- ---------- ----------

  Rental property expenses:
   Rent                        2,965      2,695      5,791      5,384
   Real estate taxes          17,046     15,024     33,627     29,294
   Operating and
    maintenance               13,582     12,545     30,491     28,233
                           ---------- ---------- ---------- ----------
                              33,593     30,264     69,909     62,911
                           ---------- ---------- ---------- ----------

 Net operating income         97,433     84,381    200,469    170,960

 Income from other real
  estate investments           9,124      4,909     15,295      9,809
 Mortgage financing income     2,898      6,676      6,458     12,250
 Management and other fee
  income                       7,068      3,661     12,829      6,563
 Depreciation and
  amortization               (26,182)   (19,790)   (52,973)   (38,770)
                           ---------- ---------- ---------- ----------
                              90,341     79,837    182,078    160,812



Other Investments:
------------------
  Interest, dividends and
   other investment
   income                      1,572      5,231      4,575      7,571
  Other income/(expense),
   net                         4,385     (1,419)     8,295     (1,101)

  Interest expense           (28,381)   (24,810)   (55,824)   (47,771)
  General and
   administrative expenses   (10,395)    (8,886)   (20,626)   (17,489)
  Gain on early
   extinguishment of debt         --         --         --      2,921
                           ---------- ---------- ---------- ----------
                              57,522     49,953    118,498    104,943

  Provision for income
   taxes                      (3,316)    (1,241)    (5,419)    (2,514)

Equity in income of real
 estate joint ventures, net   11,924     10,138     25,928     19,292
Minority interests in
 income of partnerships,
 net                          (3,001)    (1,806)    (5,230)    (3,396)
                           ---------- ---------- ---------- ----------
    Income from continuing
     operations               63,129     57,044    133,777    118,325
                           ---------- ---------- ---------- ----------


Discontinued Operations:
------------------------
   Income from discontinued
    operating
     properties                1,493      1,790      1,248      4,025
   Gain on early
    extinguishment of debt        --         --         --      3,341
   Loss on operating
    properties held for
    sale/sold                     --         --     (4,151)        --
   Gain/(loss) on
    disposition of
    operating properties       4,875       (867)     6,112      2,413
                           ---------- ---------- ---------- ----------
   Income from discontinued
    operations                 6,368        923      3,209      9,779
                           ---------- ---------- ---------- ----------

   Gain on sale of
    development properties,
    net of tax of $1,289,
    $2,253, $3,888 and
    $2,802,
    respectively(1)            1,933      3,379      5,833      4,203
                           ---------- ---------- ---------- ----------

    Net income                71,430     61,346    142,819    132,307

    Original issuance costs
     associated with the
     redemption of
     preferred stock              --     (7,787)        --     (7,787)

    Preferred dividends       (2,909)    (4,241)    (5,819)    (8,850)
                           ---------- ---------- ---------- ----------

    Net income available to
     common shareholders   $  68,521  $  49,318  $ 137,000  $ 115,670
                           ========== ========== ========== ==========

Per common share:
    Income from continuing
     operations:
      - Basic              $    0.56  $    0.46  $    1.21  $    1.01
                           ========== ========== ========== ==========
      - Diluted(2)         $    0.55  $    0.45  $    1.18  $    1.00
                           ========== ========== ========== ==========
    Net income:
      - Basic              $    0.62  $    0.47  $    1.23  $    1.10
                           ========== ========== ========== ==========
      - Diluted(2)         $    0.61  $    0.46  $    1.21  $    1.09
                           ========== ========== ========== ==========

      Income subject to
       income taxes        $  11,739  $   9,128  $  23,728  $  14,149


Weighted Average Share          Three Months Ended   Six Months Ended
 Information                         June 30,            June 30,
For earnings per share
calculations:                     2004      2003      2004      2003
                               --------- --------- --------- ---------
Weighted average shares -
   - Basic                      111,118   105,179   110,961   104,946
                               ========= ========= ========= =========
   - Diluted(2)                 113,092   106,830   113,075   106,302
                               ========= ========= ========= =========

Note: Reclassifications: Certain amounts in the prior period have been reclassified in order to conform with the current period's presentation.

(1) Included in the calculation of income from continuing operations per share in accordance with SEC guidelines.

(2) The potential impact if certain units were converted to common stock at the beginning of the period would have an anti-dilutive effect on net income and therefore has not been included.


                       Kimco Realty Corporation
                         Funds From Operations
                 (In thousands, except per share data)

                  Three Months Ended           Six Months Ended
                       June 30,                    June 30,
                  2004          2003          2004          2003
               ----------    ----------    ----------    ----------
Funds From
 Operations(1)
Net income     $  71,430     $  61,346     $ 142,819     $ 132,307
(Gain)/loss on
 disposition of
 operating
 properties,
 net of
 minority
 interests        (4,442)          867        (5,679)       (2,413)
Gain on
 disposition of
 joint venture
 operating
 properties           --            --        (1,223)           --
Depreciation
 and
 amortization     26,221        20,686        53,213        40,580
Depreciation
 and
 amortization -
 real estate
 JV's, net of
 minority
 interests         8,564         6,200        16,812        12,400
Original
 issuance costs
 associated
 with the
 redemption of
 preferred
 stock                --        (7,787)           --        (7,787)
Preferred stock
 dividends        (2,909)       (4,241)       (5,818)       (8,850)
               ----------    ----------    ----------    ----------

Funds from
 operations(1) $  98,864     $  77,071 (2) $ 200,124     $ 166,237 (2)
               ==========    ==========    ==========    ==========

 Per common
  share:
  - Basic      $    0.89     $    0.73     $    1.80     $    1.58
               ==========    ==========    ==========    ==========
  - Diluted(3) $    0.87     $    0.72     $    1.76     $    1.56
               ==========    ==========    ==========    ==========


                  Three Months Ended       Six Months Ended
                       June 30,                 June 30,
                   2004      2003          2004       2003
                 -------------------      -------------------
Weighted
 Average Share
 Information
For funds from
 operations
 calculations:
Weighted
 average
 shares -
   - Basic       111,118       105,179       110,961       104,946
               ==========    ==========    ==========    ==========
   - Diluted(3)  115,475       109,213       115,458       108,716
               ==========    ==========    ==========    ==========

(1) Most industry analysts and equity REITs, including the Company, generally consider funds from operations ("FFO") to be an appropriate supplemental measure of the performance of an equity REIT. FFO is defined as net income applicable to common shares before depreciation and amortization, extraordinary items, gains or losses on sales of operating real estate, plus the pro-rata amount of depreciation and amortization and gains and losses on sales of unconsolidated joint ventures, net of minority interests, determined on a consistent basis. Given the nature of the Company's business as a real estate owner and operator, the Company believes that FFO is helpful to investors as a measure of its operational performance. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and therefore should not be considered an alternative for net income as a measure of liquidity. In addition, the comparability of the Company's FFO with the FFO reported by other REITs may be affected by the differences that exist regarding certain accounting policies relating to expenditures for repairs and other recurring items.

(2) 2003 FFO was decreased from $84,858 to $77,071 for the three months ended June 30, 2003 and from $167,762 to $166,237 for the six months ended June 30, 2003 to include gains on early extinguishment of debt of $6,262 and $7,787 of original issuance costs associated with the redemption of preferred stock in accordance with NAREIT guidance.

(3) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $1,502 and $1,423 for the three months ended June 30, 2004 and 2003, respectively and $3,004 and $2,846 for the six months ended June 30, 2004 and 2003, respectively.


                       Kimco Realty Corporation
                 Condensed Consolidated Balance Sheets
                 (In thousands, except per share data)

                                               June 30,   December 31,
                                                 2004         2003
                                             ------------ ------------
Assets:
 Operating real estate, net of accumulated
  depreciation of $600,537 and $568,015,
  respectively                               $ 3,011,337  $ 3,264,223
 Investments and advances in real estate
  joint ventures                                 494,012      487,394
 Real estate under development                   290,256      304,286
 Other real estate investments                   129,195      113,085
 Mortgages and other financing receivables       109,491      101,691
 Cash and cash equivalents                        55,346       48,288
 Marketable securities                            45,610       45,677
 Accounts and notes receivable                    48,342       50,408
 Other assets                                    138,099      188,872
                                             ------------ ------------
                                             $ 4,321,688  $ 4,603,924
                                             ============ ============
Liabilities:
 Notes payable                               $ 1,362,250  $ 1,686,250
 Mortgages payable                               369,525      375,914
 Construction loans payable                      107,197       92,784
 Other liabilities                               215,344      213,213
                                             ------------ ------------
                                               2,054,316    2,368,161
                                             ------------ ------------
 Minority interests in partnerships               97,311       99,917
                                             ------------ ------------

Stockholders' Equity:
 Preferred stock, $1.00 par value, authorized
  3,600,000 shares
Class F Preferred Stock, $1.00 par value,
 authorized 700,000 shares
 Issued and outstanding 700,000 shares               700          700
 Aggregate liquidation preference $175,000
Common Stock, $.01 par value, authorized
 200,000,000 shares issued and outstanding
 111,214,468 and 110,623,967, respectively         1,112        1,106
Paid-in capital                                2,164,454    2,147,286
Cumulative distributions in excess of net
 income                                          (19,806)     (30,112)
                                             ------------ ------------
                                               2,146,460    2,118,980
Accumulated other comprehensive income            23,601       16,866
                                             ------------ ------------
                                               2,170,061    2,135,846
                                             ------------ ------------
                                             $ 4,321,688  $ 4,603,924
                                             ============ ============

Reclassifications:
Certain amounts in the prior period have been reclassified in order to conform with the current period's presentation.


                  Kimco Realty Corporation
Reconciliation of Projected Diluted Net Income Per Common Share to
      Projected Funds From Operations Per Common Share

                                                            Projected
                                                              Range
                                               Projected    Full Year
                                               Full Year      2005
                                                   2004    Low   High
                                               --------- -------------
Projected diluted earnings per common share        2.42  $2.55  $2.62
Projected depreciation and amortization            0.87   0.84   0.84
Projected depreciation and amortization
 real estate joint ventures, net of minority
 interests                                         0.33   0.36   0.36
Gain on disposition of operating properties       (0.08)    --     --
Gain on disposition of joint venture
 operating properties, net of minority
 interests                                        (0.01)    --     --
                                               --------- -------------
Projected FFO per diluted common share            $3.53  $3.75  $3.82
                                               ========= =============

    Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management's estimate of results based upon these assumptions as of the date of this press release.


    CONTACT: Kimco Realty Corporation
             Scott Onufrey, 516-869-7190
             sonufrey@kimcorealty.com